Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-196223 and No. 333-213905) and S-8 (Nos. 333-166315, 333-180368 and 333-183294) of VEON Ltd. of our report dated March 13, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 20-F of VEON Ltd. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Selected Financial Data” in this Annual Report on Form 20-F.

/s/ W.J. van der Molen RA
PricewaterhouseCoopers Accountants N.V.
Amsterdam, the Netherlands
March 13, 2020